Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2016 Operating Results

VALLEY COTTAGE, NY—March 20, 2017—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2016 increased 3% to $12.81 million compared to fiscal 2015. Net income for fiscal 2016 was approximately $52,400 compared to $513,200 in the prior year. Cash, cash equivalents and marketable securities at the end of 2016 increased to $9.22 million from the 2015 year-end balance of $8.96 million.

Jerry Flum, CEO, said, “2016’s reported earnings were negatively impacted by our decision to increase our investment in new marketing infrastructure and programs. The head of this marketing effort resigned mid-year, and this initiative fell short of our 2016 plans. We have hired a new marketing leader, and expect to see the positive impact of this investment in 2018. We’re still debt-free and our strong balance sheet provides us with financial flexibility to manage our company for long-term results.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Operating revenues	$12,814,390	$12,486,316

Operating expenses:
Data and product costs	4,944,053	4,665,360
Selling, general and administrative expenses	7,495,742	6,685,528
Depreciation and amortization	200,136	218,621

Total operating expenses	12,639,931	11,569,509

Income from operations	174,459	916,807
Other income, net	27,183	2,344

Income before income taxes	201,642	919,151
Provision for income taxes	(149,199)	(405,965)

Net income	$52,443	$513,186

Net income per share of common stock:
Basic	$0.00	$0.05
Diluted	$0.00	$0.05

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$9,222,343	$8,717,899
Marketable securities	--	245,474
Accounts receivable, net of allowance of $30,000	2,090,676	1,927,428
Other current assets	487,257	555,871

Total current assets	11,800,276	11,446,672

Property and equipment, net	430,324	395,026
Goodwill	1,954,460	1,954,460
Other assets	23,763	33,999

Total assets	$14,208,823	$13,830,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$8,088,958	$7,436,764
Accounts payable	96,725	78,267
Accrued expenses	1,282,126	1,241,317

Total current liabilities	9,467,809	8,756,348

Deferred taxes on income, net	762,403	759,454
Other liabilities	12,574	4,314

Total liabilities	10,242,786	9,520,116

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 and 10,722,321 shares, respectively	107,224	107,223
Additional paid-in capital	29,419,463	29,279,791
Accumulated deficit	(25,560,650)	(25,076,973)

Total stockholders’ equity	3,966,037	4,310,041

Total liabilities and stockholders’ equity	$14,208,823	$13,830,157

About CreditRiskMonitor

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects more than $100 billion of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 depend on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® score.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.